Exhibit 99.1

Capital Senior Living Shareholders Approve Amended Investment Agreement

with Conversant Capital

Preliminary Voting Results Indicate All Company Proposals Received Shareholder Approval at Special

Meeting

Deadline for Shareholders to Participate in Rights Offering is October 27, 2021

DALLAS, October 22, 2021 – Capital Senior Living Corporation (“Capital Senior Living” or the “Company”) (NYSE: CSU), a leading owner-operator of senior living communities across the United States, today announced that, based on preliminary vote estimates provided by its proxy solicitor, the Company received the requisite votes to approve all proposals, including the plan to raise up to $154.8 million through a series of financing transactions with Conversant Capital (“Conversant”) (collectively, the “Amended Transactions”), at the Special Meeting of Stockholders (the “Special Meeting”) held on October 22, 2021.

“We are very pleased with the outcome of today’s Special Meeting and want to thank our shareholders for their continued support, engagement and feedback throughout this process,” said Capital Senior Living Chief Executive Officer and Director Kimberly S. Lody. “We strongly believe that the Amended Transactions represent the best path forward by providing the capital to address our immediate liquidity needs and Going Concern issues, while stabilizing and positioning the Company for future growth. We look forward to continued engagement with all of our shareholders and to working towards long-term financial success and delivering enhanced value.”

The expiration date for the Company’s pending rights offering is 5:00 p.m., New York City time, on October 27, 2021, unless extended by the Company. Pursuant to the rights offering, existing stockholders have the right to purchase 1.1 shares of common stock for each share of common stock they held as of the record date of September 10, 2021, at $30 per share.

The results announced today are considered preliminary until tabulated and certified by the independent Inspector of Election. Final results will be reported on a Form 8-K that will be filed with the U.S. Securities and Exchange Commission, at which time they will become available on https://www.sec.gov/.

No Offer or Solicitation / Additional Information and Where to Find It

This letter does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of any securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The amended rights offering is being made pursuant to the Company’s shelf registration statement on Form S-3, which became effective on May 6, 2020, a prospectus supplement containing the detailed terms of the rights offering filed with the SEC on September 10, 2021, and an amendment to the prospectus supplement filed with the SEC on October 4, 2021. Any offer will be made only by means of a prospectus and prospectus supplement forming part of the registration statement. Investors should read the prospectus and prospectus supplement and consider the investment objective, risks, fees and expenses of the Company carefully before investing. Copies of the prospectus and prospectus supplement may be obtained at the website maintained by the SEC at www.sec.gov.

About Capital Senior Living

Dallas-based Capital Senior Living Corporation is one of the nation’s leading operators of independent living, assisted living and memory care communities for senior adults. The Company operates 75 communities that are home to nearly 7,000 residents across 18 states providing compassionate, resident-centric services and care and engaging programming. The Company offers seniors the freedom and opportunity to successfully, comfortably and happily age in place. For more information, visit http://www.capitalsenior.com or connect with the Company on Facebook or Twitter.

About Conversant

Conversant Capital LLC is a private investment adviser founded in 2020. The firm pursues credit and equity investments in the real estate, digital infrastructure and hospitality sectors in both the public and private markets. Further information is available at www.conversantcap.com.

Safe Harbor

The forward-looking statements in this letter are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially, including, but not limited to, the Company’s ability to obtain stockholder approval for the proposed transaction; the satisfaction of all conditions to the closing of the proposed transaction; other risks related to the consummation of the proposed transaction, including the risk that the transaction will not be consummated within the expected time period or at all; the costs related to the proposed transaction; the impact of the proposed transaction on the Company’s business; any legal proceedings that may be brought related to the proposed transaction; the continued spread of COVID-19, including the speed, depth, geographic reach and duration of such spread; new information that may emerge concerning the severity of COVID-19; the actions taken to prevent or contain the spread of COVID-19 or treat its impact; the legal, regulatory and administrative developments that occur at the federal, state and local levels in response to the COVID-19 pandemic; the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company’s response efforts; the impact of COVID-19 and the Company’s near-term debt maturities on the Company’s ability to continue as a going concern; the Company’s ability to generate sufficient cash flows from operations, additional proceeds from debt refinancings, and proceeds from the sale of assets to satisfy its short and long-term debt obligations and to fund the Company’s capital improvement projects to expand, redevelop, and/or reposition its senior living communities; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt agreements, including certain financial covenants, and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all, including the transfer of certain communities managed by the Company on behalf of other owners; the Company’s ability to improve and maintain adequate controls over financial reporting and remediate the identified material weakness; the risk of oversupply and increased competition in the markets which the Company operates; the risk of increased competition for skilled workers due to wage pressure and changes in regulatory requirements; the departure of the Company’s key officers and personnel; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; the risks associated with a decline in economic conditions generally; the adequacy and continued availability of the Company’s insurance policies and the Company’s ability to recover any losses it sustains under such policies; changes in accounting principles and interpretations; and the other risks and factors identified from time to time in the Company’s reports filed with the Securities and Exchange Commission.

Contacts:

Media Inquiries:

Dan Zacchei / Joe Germani

Sloane & Company

dzacchei@sloanepr.com / jgermani@sloanepr.com

Investor Inquiries:

Chris Hayden

Georgeson LLC

(212) 440-9850, chayden@georgeson.com

Company Contact:

Capital Senior Living

Kimberly Lody

President and Chief Executive Officer

(972) 308-8323, klody@capitalsenior.com